Exhibit (b)(3)

                      SCUDDER VARIABLE LIFE INVESTMENT FUND

         On November 9, 2000, the Board of Directors of Scudder Variable Life Investment Fund, a Massachusetts business trust (the "Fund" or "Trust") adopted the following resolutions amending the By-Laws of the Trust to read as follows:

                  RESOLVED, that the first sentence of Article III, Section 2 of the Fund's By-Laws shall be amended to read as follows (additions are underlined, and deletions are [struckout]):
                                 ----------
                  Notice of all meetings of Shareholders, stating the time, place and purpose of the meeting, shall be given personally or by mail to each Shareholder (except as provided in Section 5.7 in the Declaration with respect to notice given pursuant to the Commission's proxy rules under the Securities and Exchange Act of 1934) at his/her address as recorded on the register of the Trust mailed at least ten (10) days and not more than [sixty (60)] ninety (90) days before the meeting.
                               -----------
                  FURTHER RESOLVED, that Article III, Section 1 of the Fund's By-Laws shall be amended to read as follows (additions are underlined, and deletions are [struckout]):
                  ----------
                  The holders of [a majority] one-third of outstanding Shares
                                              ---------
                  present in person or by proxy shall constitute a quorum at any meeting of the Shareholders.

                  FURTHER RESOLVED, that Article III, Section 3 of the Fund's By-Laws shall be amended to read as follows (additions are underlined, and deletions are [struckout]):
                  ----------
                  For the purpose of determining the Shareholders who are entitled to notice of and to vote at any meeting, or to participation any distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding thirty (30) days, as the Trustees may determine; or without closing the transfer books the Trustees may fix a date not more than [sixty (60)] days ninety (90) days prior to the date of any
                                    ----------------
                  meeting of Shareholders or distribution or other action as a record date for the determinations of the persons to be treated as Shareholders of record for such purposes, except for dividend payments which shall be governed by the Declaration.

                  FURTHER RESOLVED, that Article III, Section 7 of the Fund's By-Laws shall be added and read as follows:

                  Section 7. Proxy Instructions Transmitted by Telephonic or
                  ----------------------------------------------------------
                  Electronic Means. The placing of a Shareholder's name on a
                  -----------------
                  proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been



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                  authorized by such Shareholder  shall constitute  execution of such proxy by or on behalf of such Shareholder.





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